UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 6, 2014

SYMBID CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-177500	45-2859440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Marconistraat 16 3029 AK Rotterdam, The Netherlands	N/A
(Address of principal executive offices)	(Zip Code)

+ 31 (0) 041 34 601
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02   Other Events

On June 6, 2014 we determined not to proceed with the purchase of additional shares of Gambitious B.V., a Netherlands private limited liability corporation in which we presently hold an indirect 12% ownership interest. As a consequence thereof, the 5,000,000 shares of our common stock allocated to the prospective purchase of additional shares delivered into escrow in connection with our December 6, 2013 Share Exchange Agreement with Symbid Holding, B.V. and the shareholders of Symbid Holding B.V. will be returned to us and cancelled.  600,000 of the shares of our common stock allocated to our 12% ownership interest in Gambitious B.V. will be distributed to the shareholders of Symbid Holding B.V., subject to a 5% holdback to further secure the indemnification obligations of the Symbid Holding, B.V. shareholders under the Share Exchange Agreement.  In February and May 2014 we sold shares in Gambitious B.V. to third parties reducing our indirect ownership interest in Gambitious B.V. from 18% to 12%.  As a consequence thereof, 300,000 shares of our common stock held in escrow allocated to the sold off interests will be returned to us and cancelled.

On June 6, 2014 we also entered into an Extension Agreement with Equidam Holding B.V., a Netherlands private limited liability corporation, pursuant to which we were granted the right, for an additional 3 months, through September 9, 2014, to negotiate the purchase of additional shares of Equidam Holding B.V.  We presently hold an indirect 9% ownership interest in Equidam Holding B.V.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMBID CORP.

Date: June 12, 2014	By:	/s/ Korstiaan Zandvliet
Name: Korstiaan Zandvliet
Title: President